Exhibits 5.4 and 23.5

OPINION OF DAVIS POLK & WARDWELL LLP

April 20, 2017

Murphy USA Inc.

200 Peach Street

El Dorado, Arkansas 71730-5836

Ladies and Gentlemen:

We have acted as special counsel to Murphy USA Inc., a Delaware corporation (the “Company”), in connection with the Company’s Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (Registration No. 333-213416) (as amended, the “Registration Statement”) filed by the Company, Murphy Oil USA, Inc., a Delaware corporation (“MOUSA”), the subsidiaries of the Company listed on Schedule I hereto (the “Initial Subsidiary Guarantors”) and El Dorado Properties LLC, an Arkansas limited liability company (the “New Subsidiary Guarantor” and, together with the Initial Subsidiary Guarantors, the “Subsidiary Guarantors”), with the Securities and Exchange Commission, for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”) guarantees (the “New Guarantees”) by the New Subsidiary Guarantor to be issued in connection with debt securities of MOUSA (collectively, the “Debt Securities”), which may be senior debt securities or subordinated debt securities and which may be issued pursuant to an indenture (the “Indenture”) among the Company, MOUSA, the Subsidiary Guarantors and the trustee or trustees to be named therein, as trustee (the “Trustee”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all documents filed as exhibits to the Registration Statement that have not been executed will conform to the forms thereof, (iv) all signatures on all documents that we reviewed are genuine, (v) all natural persons executing documents had and have the legal capacity to do so, (vi) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vii) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, when the Indenture and any supplemental indenture to be entered into in connection with the issuance of any Debt Securities has been duly authorized, executed and delivered by the Trustee and the Company, MOUSA and the Subsidiary Guarantors; the specific terms of a particular series of Debt Securities and the related New Guarantees have been duly authorized and established in accordance with the Indenture; and such Debt Securities and the related New Guarantees have been duly authorized, executed, authenticated, issued and delivered in accordance with the Indenture and the applicable underwriting or other agreement against payment therefor, the New Guarantees will constitute valid and binding obligations of the New Subsidiary Guarantor, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, provided that we express no opinion as to (w) the enforceability of any waiver of rights under any usury or stay law, (x) (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the Indenture or supplemental indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of the New Subsidiary Guarantor’s obligation, (y) the validity, legally binding effect or enforceability of any provision of the Indenture or supplemental indenture that requires or relates to adjustments to the conversion rate, if applicable, at a rate or in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture or (z) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Debt Securities to the extent determined to constitute unearned interest.

In connection with the opinion expressed above, we have assumed that, at or prior to the time of the delivery of the New Guarantees, (i) the Board of Directors of the Company and MOUSA and the Sole Member of the New Subsidiary Guarantor shall have duly established the terms of the applicable series of Debt Securities and duly authorized the issuance and sale of such Debt Securities and the New Guarantees and such authorizations shall not have been modified or rescinded; (ii) the Company and MOUSA shall remain validly existing as corporations in good standing under the laws of the State of Delaware, and the New Subsidiary Guarantor shall remain validly existing as a limited liability company under the laws of the State of Arkansas; (iii) the effectiveness of the Registration Statement shall not have been terminated or rescinded; (iv) the Indenture, the Debt Securities and the New Guarantees are each valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the New Subsidiary Guarantor); and (v) there shall not have occurred any change in law affecting the validity or enforceability of the New Guarantees. We have also assumed that the execution, delivery and performance by the New Subsidiary Guarantor of any New Guarantee whose terms are established subsequent to the date hereof (a) require no action by or in respect of, or filing with, any governmental body, agency or official and (b) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon the New Subsidiary Guarantor.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware. Insofar as the foregoing opinion involves matters governed by the laws of the State of Arkansas, we have relied, without independent inquiry or investigation, on the opinion of Friday, Eldredge & Clark, LLP, filed with the Post-Effective Amendment No. 1 to the Registration Statement on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment No. 1 referred to above and further consent to the reference to our name under the caption “Legal Matters” in the prospectus, which is part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

Schedule I

591 Beverage, Inc., a Nebraska corporation

864 Beverage, Inc., a Texas corporation

864 Holdings, Inc., a Delaware corporation

Murphy Oil Trading Company (Eastern), a Delaware corporation

Spur Oil Corporation, a Delaware corporation

Superior Crude Trading Company, a Delaware corporation